As filed with the Securities and Exchange Commission on March 22, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Far East Energy Corporation

(Exact Name of Registrant as Specified in Its Charter)

Nevada (State or Other Jurisdiction of Incorporation or Organization)	88-0459590 (I.R.S. Employer Identification Number)

400 N. Sam Houston Parkway East, Suite 205

Houston, Texas 77060

(832) 598-0470

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Michael R. McElwrath, Chief Executive Officer

Far East Energy Corporation

400 N. Sam Houston Parkway East, Suite 205

Houston, Texas 77060

(832) 598-0470

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

With a copy to:

Amar Budarapu

Baker & McKenzie LLP

2300 Trammell Crow Center

2001 Ross Avenue

Dallas, Texas 75201

(214) 978-3000

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Common Stock, par value $.001 per share
Preferred Stock, par value $.001 per share
Depositary Shares (3)
Debt Securities
Warrants
Stock Purchase Contracts
Units comprising one or more classes of the above securities (4)
Total	$150,000,000	$16,050.00

(1)	An indeterminate amount or number of the securities of each identified class is being registered as may from time to time be issued at indeterminate prices in U.S. Dollars or the equivalent thereof denominated in foreign currencies or units of two or more foreign currencies or composite currencies (such as Euros). Separate consideration may or may not be received for securities that are issuable upon exercise, conversion or exchange of other securities or that are issued in units or represented by depositary shares. Subject to Rule 462(b) under the Securities Act of 1933, as amended, in no event will the aggregate maximum offering price of all securities issued by Far East Energy Corporation pursuant to this Registration Statement exceed $150,000,000.
(2)	The proposed maximum aggregate offering price has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(3)	Each depositary share will be issued under a deposit agreement, will represent an interest in a fractional share or multiple shares of preferred stock and will be evidenced by a depositary receipt.
(4)	Each unit will be issued under a unit agreement or indenture and will represent an interest in two or more debt securities, warrants or stock purchase contracts, which may or may not be separable from one another.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 22, 2006

PROSPECTUS

Far East Energy Corporation
— Partners in Clean Energy

Common Stock

Preferred Stock

Depositary Shares

Debt Securities

Warrants

Stock Purchase Contracts and

Units

We from time to time may offer to sell common stock, preferred stock, either separately or represented by depositary shares, debt securities, warrants and stock purchase contracts, as well as units that include any of these securities. The preferred stock, debt securities, warrants and stock purchase contracts may be convertible into or exercisable or exchangeable for common or preferred stock or other securities of our company. We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. In addition, the underwriters may overallot a portion of the securities.

This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in a supplement to this prospectus.

Our common stock is quoted on the OTC Bulletin Board under the symbol “FEEC.” There is no market for the other securities we may offer.

Investing in our securities involves risks. See “ Risk Factors” beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2006.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities offered by us. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information contained in the prospectus and, accordingly, to the extent inconsistent, information in this prospectus is superceded by the information in the prospectus supplement.

The prospectus supplement to be attached to the front of this prospectus may describe, as applicable: the terms of the securities offered, the initial public offering price, the price paid for the securities, net proceeds and the other specific terms related to the offering of the securities.

You should only rely on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making offers to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the cover of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus or incorporated herein by reference. This summary is not complete and does not contain all of the information that you should consider before deciding to invest in our securities. We urge you to read this entire prospectus and the information incorporated by reference herein carefully, including the “Risk Factors” section. In this prospectus, unless the context indicates otherwise, the terms “company,” “we,” “us,” and “our” refer to Far East Energy Corporation, a Nevada corporation, and its subsidiaries.

Far East Energy Corporation

Overview

We were incorporated in Nevada on February 4, 2000. In January 2002, we renamed our company Far East Energy Corporation and changed our focus to exploring, developing, producing and selling coalbed methane gas, or CBM. Today, our operations concentrate on CBM exploration and development in the Shanxi Province in northern China and in the Yunnan Province in southern China. Our goal is to become a recognized leader in coalbed methane gas property acquisition, exploration, development and production. Our principal offices are located at 400 North Sam Houston Parkway East, Suite 205, Houston, Texas 77060 and our telephone number is (832) 598-0470. We also maintain offices in Beijing, Taiyuan City and Kunming, China.

We are a development stage company and to date our activities have been principally limited to organizational activities, including developing a strategic operating plan, capital funding, hiring personnel, entering into contracts, acquiring rights to explore, develop, produce and sell oil and gas or CBM and, beginning in 2003, the drilling, testing and completion of exploratory wells. We have entered into three production sharing contracts that enable us to explore for, develop, produce and sell CBM on over 1.3 million acres located in the Yunnan and Shanxi Provinces of the People’s Republic of China, or the PRC, which we believe makes us the third largest holder of coalbed methane acreage in China.

On March 15, 2005, our board of directors, upon the recommendation of management, approved the adoption of a restructuring plan authorizing us (upon satisfaction of certain conditions) to transfer to Far East Energy (Bermuda), Ltd., our wholly-owned subsidiary organized under the laws of Bermuda, or FEEB, all or substantially all of our assets relating to our operations in the PRC. On May 27, 2005, our stockholders approved the restructuring plan. After consummation of the restructuring plan, we are not expected to own a significant amount of assets other than the outstanding capital stock of our subsidiaries, including FEEB, and cash and cash equivalents. The implementation of the restructuring plan will have no effect on the presentation of our consolidated financial statements. We will continue to report our financial operations and condition on a consolidated basis. The implementation of the restructuring plan is subject to a number of conditions, including the receipt of all material consents and approvals of governmental authorities and other third parties. We currently anticipate that, assuming our satisfaction of the conditions to the restructuring plan, the restructuring can be accomplished during the second quarter of 2006. There can be no assurances that the conditions to the restructuring plan will be satisfied and that the board of directors will determine to transfer the assets pursuant to the restructuring plan. The board of directors may, in its discretion, terminate the restructuring plan at any time prior to its consummation.

Some Risks Related to Our Business

We are considered a development stage company for accounting purposes because we have generated no revenues to date. We have no relevant operating history upon which you can evaluate our performance and prospects. In addition, we cannot forecast operating expenses based on our historical results and our ability to accurately forecast future revenues is limited. As a result of our limited operating history, we are more susceptible to business risks including risks of unforeseen capital requirements, failure to establish business relationships, and competitive disadvantages against larger and more established companies. We face significant challenges, expenses and difficulties as a development stage company seeking to explore, develop and produce coalbed methane gas.

We cannot assure you we will ever generate sufficient revenues to achieve profitability, which will negatively impact the price of our securities. If we do achieve profitability, we cannot assure you that we will be able to sustain or increase profitability in the future.

Based on funds currently available to us and escrowed funds that we expect will become available to us during 2006, we believe that we have adequate cash resources to fund our operations and exploration and development operations in China through the end of fiscal 2006. However, to continue to operate and explore and develop our projects in China, we will need to raise additional funds during the first quarter of 2007. We may choose to raise additional funds during 2006 to enable us to accelerate our drilling plans in China.

In addition to these risks, please see “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our securities.

Summary Consolidated Financial and Operating Data

The following table summarizes the consolidated statement of operations and consolidated balance sheet data for our business. The historical results presented below are not necessarily indicative of the results to be expected for any future period. For a more detailed explanation of this financial data, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2005 and incorporated by reference in this prospectus.

Summary Operations Data

	Year Ended December 31,
	2002	2003	2004	2005
		(Restated)
Revenues	$—	$—	$—	$—

Operating Expenses:
Geologic & engineering	380,000	239,000	575,000	69,000
Exploration costs	—	—	550,000	2,418,000
Impairment loss	—	3,328,000	450,000	—
Other consulting and professional services	296,000	424,000	788,000	1,181,000
Compensation	596,000	839,000	1,440,000	1,478,000
Stock compensation	—	930,000	583,000	387,000
Travel	575,000	334,000	608,000	461,000
Legal and accounting	66,000	411,000	1,508,000	1,426,000
Loss on investment in joint venture	—	22,000	—	—
Amortization of contract rights	—	58,000	23,000	—
General and administrative	231,000	468,000	1,487,000	1,142,000

Total operating expenses	2,144,000	7,053,000	8,012,000	8,562,000

Other Expense (Income):
Interest income	(13,000)	(6,000)	(17,000)	(293,000)
Interest expense	—	168,000	9,000	—
Gain on sale of assets	—	—	—	(8,000)
Foreign currency exchange loss (gain)	(1,000)	2,000	—	31,000

Total other expense (income)	(14,000)	164,000	(8,000)	(270,000)

Loss before income taxes	(2,130,000)	(7,217,000)	(8,004,000)	(8,292,000)
Income taxes	—	—	—	—

Net loss	(2,130,000)	(7,217,000)	(8,004,000)	(8,292,000)
Accumulated deficit—beginning of period	(26,000)	(2,156,000)	(9,373,000)	(17,377,000)

Accumulated deficit—end of period	$(2,156,000)	$(9,373,000)	$(17,377,000)	$(25,669,000)

Earnings per share—Basic and Diluted	$(0.05)	$(0.14)	$(0.13)	$(.10)

Cash Flows Used in Operating Activities	$(1,871,000)	$(2,178,000)	$(5,711,000)	$(4,229,000)
Cash Flows Used in Investing Activities	$(198,000)	$(1,920,000)	$(2,411,000)	$(10,078,000)
Cash Flows Provided by Financing Activities	$3,052,000	$5,416,000	$17,216,000	$17,424,000

Summary Balance Sheet Data

	As of December 31,
	2002	2003	2004	2005
	(Restated)	(Restated)
Total assets	$1,450,000	$4,614,000	$15,413,000	$27,011,000
Total liabilities	$503,000	$870,000	$940,000	$2,830,000
Stockholders’ equity	$947,000	$3,744,000	$14,473,000	$24,181,000

RISK FACTORS

An investment in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider all of the risks described or incorporated by reference in this prospectus. If any of the risks discussed in this prospectus actually occur, our business, financial condition and results of operations could be materially and adversely affected. If this were to happen, the value of our securities could decline significantly and you may lose all or a part of your investment.

Risks Relating to Our Business

We must obtain additional financing in order to continue our operations.

We do not anticipate recognizing significant revenues prior to late 2006, so we expect to experience operating losses and negative cash flow for the foreseeable future. Based on funds currently available to us, escrowed funds that we expect will become available to us during 2006 and funds received from the exercise of warrants subsequent to December 31, 2005, management believes that we have adequate cash resources to fund our operations and minimum committed exploration and development activities in China through the end of 2006. However, as we do not have a source of revenue, we will require additional financing in the first quarter of 2007 for our operations and thereafter in order to continue our exploration and development in China and sustain our operating losses. We may choose to raise additional funds in 2006 to accelerate our drilling plans in China. To develop our projects over the long term, we need to obtain funding to satisfy very significant expenditures for exploration and development of those projects. Furthermore, no facilities exist to transport or process CBM near our Yunnan Province projects, and pipelines must be built on our Shanxi Province projects to connect to larger pipelines to transport our CBM. Significant expenditures would be required to build out these facilities to the extent a strategic partner does not do so. We intend to finance our operations by various methods, which might include issuing equity securities, the continued exercise of warrants issued to investors in conjunction with the previously completed private offerings, and entering into farmout agreements and other arrangement with strategic partners, among other alternatives. Therefore, we intend to continue to seek to raise equity or debt financing. No assurance can be given that we will be able to obtain any additional financing on favorable terms, if at all. If our operating requirements differ materially from those currently planned, we may require more financing than currently anticipated. Borrowing money may involve pledging some or all of our assets. Raising additional funds by issuing common stock or other types of equity securities would further dilute our existing stockholders. If we fail to raise the necessary funds to complete our exploration activities under our production sharing contracts and we cannot obtain extensions to the requirements under our production sharing contracts, we would not be able to successfully complete our exploration activities and we may lose rights under our production sharing contracts.

We have a limited operating history.

Since we began our exploration and development activities in 2002, we have been engaged principally in organizational activities, including developing a strategic operating plan, capital funding, hiring personnel, entering into contracts, acquiring rights to explore, develop, produce and sell CBM and, beginning in 2003, the drilling, testing and completion of exploratory wells. We are considered a development stage company for accounting purposes because we have generated no revenues to date. Accordingly, we have no relevant operating history upon which you can evaluate our performance and prospects. In addition, we cannot forecast operating expenses based on our historical results and our ability to accurately forecast future revenues is limited. As a result of our limited operating history, we are more susceptible to business risks including risks of unforeseen capital requirements, failure to establish business relationships, and competitive disadvantages against larger and more established companies.

We have no current source of revenue.

We will not generate material revenues from our existing properties until we have successfully completed exploration and development, and started production of coalbed methane gas in China. We do not anticipate recognizing significant revenues from operations in China prior to late 2006. Additionally, no facilities exist to transport or process CBM near our Yunnan Province projects, and pipelines must be built on our Shanxi Province projects to connect to larger pipelines to transport our CBM. Our ability to realize revenues from any producing wells may be impaired until these facilities are built out or arrangements are made to deliver our production to market.

We intend to implement a restructuring plan which would create a holding company structure. If this restructuring plan is implemented, our holding company structure will affect our source of funds.

On May 27, 2005, our stockholders approved the adoption of a restructuring plan authorizing us (upon satisfaction of certain conditions) to transfer to FEEB, all or substantially all of our assets relating to our operations in China. If this restructuring plan is implemented, we will become principally a holding company, with our operations in China being conducted by FEEB. After consummation of the restructuring plan, we will have no direct operations and are not expected to own a significant amount of assets other than the outstanding capital stock of our subsidiaries, including FEEB, and cash and cash equivalents. As we do not currently have a source of revenue, we will continue to rely on additional financing in order to continue our exploration and development in China and sustain our operating losses. However, because we will conduct our operations through our subsidiaries, if and when the commercial production of CBM commences, we will depend on those entities for dividends and other payments to generate the funds necessary to meet our financial obligations and to pay dividends, if any, with respect to our securities. All of our subsidiaries will be separate and independent legal entities and will have no obligation whatsoever to pay any dividends, distributions or other payments to us.

We have a history of losses, and expect to incur losses in the foreseeable future. If we do not achieve profitability, our financial condition and the value of our securities will suffer.

To date, we have no revenues from the sale of coalbed methane gas. We incurred net losses applicable to common stockholders for the years ended December 31, 2005, 2004 and 2003. We expect to experience operating losses and negative cash flow for the foreseeable future. We must obtain additional financing and generate significant revenues to fund anticipated drilling, exploration and operation costs and to achieve and maintain profitability. We cannot assure you we will ever generate sufficient revenues to achieve profitability, which will negatively impact the value of our securities. If we do achieve profitability, we cannot assure you that we will be able to sustain or increase profitability in the future.

The development of coalbed methane properties involves substantial risks and we cannot assure you that our exploration and drilling efforts will be successful.

The business of exploring for and, to a lesser extent, developing and operating coalbed properties involves a high degree of business and financial risk that even a combination of experience, knowledge and careful evaluation may not be able to overcome. The selection of prospects for coalbed methane gas drilling, the drilling, ownership and operation of CBM wells and the ownership of interests in CBM properties are highly speculative. We cannot predict whether any prospect will produce CBM or whether, even if producing, such prospect will produce commercial quantities of CBM.

Drilling for coalbed methane gas may involve unprofitable efforts, not only from dry wells, but also from wells that are productive but do not produce coalbed methane in sufficient quantities or quality to realize enough net revenues to return a profit after drilling, operating and other costs. The cost of drilling, completing and operating wells is often uncertain and cost overruns are common. Our drilling operations may be curtailed, delayed or canceled as a result of numerous factors, many of which are beyond our control, including title problems, weather conditions, compliance with governmental requirements and shortages or delays in the delivery of equipment and services. In addition, other factors such as permeability may hinder, restrict or even make production impractical or impossible.

Acquisition and completion decisions generally are based on subjective judgments and assumptions that are speculative. We may drill wells that, although productive, do not produce CBM in economic quantities. It is impossible to predict with certainty the production potential of a particular property or well. Furthermore, a successful completion of a well does not ensure a profitable return on the investment. A variety of geological, operational, or market-related factors, including, but not limited to, unusual or unexpected geological formations, pressures, equipment failures or accidents, fires, explosions, blowouts, cratering, pollution and other environmental risks, shortages or delays in the availability of drilling rigs and the delivery of equipment, loss of circulation of drilling fluids or other conditions may substantially delay or prevent completion of any well, or otherwise prevent a property or well from being profitable. A productive well may also become uneconomic in the event water or other deleterious substances are encountered, which impair or prevent the production of oil and/or natural gas from the well. In addition, production from any well may be unmarketable if it is contaminated with water or other deleterious substances. We cannot assure you that wells drilled by us will be productive or, even if productive, that will produce CBM in economic quantities so that we will recover all or any portion of our investment.

We are in the initial exploration phase and have substantial capital requirements that, if not met, will hinder our growth and operations.

We face significant challenges, expenses and difficulties as a development stage company seeking to explore, develop and produce coalbed methane gas. The development of our projects in China will require that we obtain funding to satisfy very significant expenditures for exploration and development of these projects, if they are successful. We expect to incur approximately $9.3 million for our minimum committed exploration and development expenditures in 2006. We will also require resources to fund significant capital expenditures for exploration and development activities in future periods. We do not currently have sufficient funds to complete our exploration and development activities in future periods. Our success will depend on our ability to obtain additional financing to fund our capital expenditures. If we cannot obtain adequate capital, and we cannot obtain extensions to the requirements under our production sharing contracts, we would not be able to successfully complete our exploration and development activities, and we may lose rights under our production sharing contracts. This would materially and adversely affect our business, financial condition and results of operations.

No facilities presently exist to transport or process CBM near our Yunnan Province projects, and, although larger pipelines exist in proximity to our Shanxi Province projects, pipelines must be built to connect to larger pipelines or facilities must be added to compress or liquefy and transport any CBM that may be produced from those projects.

The marketability of any production will depend, in part, upon the availability, proximity and capacity of pipelines, gas gathering systems and processing facilities. We may transport our CBM through pipelines or by compressing or liquefying the CBM for transportation.

Currently, two pipelines traverse China in proximity to our Shanxi Province projects; however, we would need to construct two short connecting pipelines, which we estimate will cost approximately $9 million. If CUCBM elects a 30% working interest in our Shanxi Province project, our net costs would be approximately $6.3 million. Should we elect to construct the connecting pipelines, there is no assurance that any of the existing pipelines we might connect to in the future will have sufficient capacity available to meet our requirements. CBM sales from the Shanxi Province can also be achieved through development of an LNG plant. No LNG plant exists near our properties in the Shanxi Province. We estimate that a 100-ton per day LNG plant will cost approximately $10 to $15 million to develop and take about two years for construction. We estimate that a 1,000-ton per day LNG plant would cost approximately $75 million with construction time close to two years. We believe that we would need to develop as many as ten wells to attract a transportation company to build either a pipeline or a LNG plant near our wells in the Shanxi Province. To generate revenue in China prior to the point at which production reaches pipeline quantities, we may elect to install a CNG facility. We estimate this alternative would cost approximately $650,000 for a compressor facility which would be capable of processing approximately 2,000 Mcf per day.

No gas pipeline, LNG plant, or other offtake candidate currently exists to transport CBM from our properties in Yunnan Province, and it is not likely that any such facilities will be built until favorable results are obtained from several more wells. There are no pipelines in the vicinity of our Yunnan Province projects, and we estimate the cost to construct a pipeline from our project to the nearest large city, Kunming, would cost approximately $93 million. If CUCBM elects a 40% working interest in our Yunnan Province project our costs would be approximately $55.8 million. We could also produce the CBM through development of an LNG plant or the production of compressed natural gas as described above.

We do not have funds to build any of these facilities. Our success will depend on our ability to raise additional funds through financings or other means or to find a strategic partner to complete these facilities.

We must complete multiple CBM wells on our Yunnan Province and Shanxi Province projects before we can commence production.

We have drilled three CBM wells on our Yunnan Province project. We have also performed a hydraulic fracture and test on one of these three wells and drilled two slim hole vertical wells, which completed our Phase I obligations under our Yunnan Province production sharing contract with CUCBM. We have also performed a hydraulic fracture of one of three exploration wells previously drilled by ConocoPhillips, which completed our Phase I obligations under the Shanxi Province production sharing contracts. Additionally, we completed and are testing one horizontal well in November 2005 and have completed drilling a second horizontal well in the Shanxi Province in February 2006 which we are testing. The wells we have drilled to date are not currently producing coalbed methane gas as they are undergoing dewatering and production testing, and any early gas indicated is not yet sufficient to be able to project the production volume of the wells. However, if these wells reach production status, these wells alone cannot produce enough coalbed methane gas to achieve commercial viability. For each project, we must complete as many as ten wells in close proximity to one another in order to begin production from any of the wells. We cannot make any assurances that we will have the resources to drill enough additional wells in the Yunnan and Shanxi Provinces to commence production in the areas. As a result, even though we may have producing properties in the region, we may not be in a position to derive any revenues from such wells. Actual production may vary materially from preliminary test results. Actual production from the wells may be at recovery rates and gas quality materially different than our first indications.

All of our operations are located in China.

China is a developing country, has only recently begun participating in global trade with its accession to the World Trade Organization, and has only a limited history of trade practices as a nation. We are subject to the laws, rules, regulations, and political authority of the government of China. We may encounter material problems while doing business in China, such as interactions with the Chinese government and uncertain foreign legal precedent pertaining to developing coalbed methane gas in China. Risks inherent in international operations also include the following:

•	Local currency instability;

•	Inflation;

•	The risk of realizing economic currency exchange losses when transactions are completed in currencies other than U.S. dollars;

•	The ability to repatriate earnings under existing exchange control laws; and

•	Political unrest.

Changes in domestic and foreign import and export laws and tariffs can also materially impact international operations. In addition, foreign operations involve political, as well as economic risks, including:

•	Nationalization;

•	Expropriation;

•	Contract renegotiations; and

•	Changes in laws resulting from governmental changes.

Additionally, CUCBM may be subject to rules and regulations of China or the jurisdiction of other governmental agencies in China that may adversely affect CUCBM’s ability to perform under, or our rights and obligations in, our production sharing contracts with CUCBM. In the event of a dispute, we may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdiction of courts in the United States. We may also be hindered or prevented from enforcing our rights with respect to a governmental instrumentality because of the doctrine of sovereign immunity.

We may have difficulty managing growth in our business.

Because of our small size and the relatively large scale of operations required for our business to yield revenue, growth in accordance with our business plan, if achieved, will place a significant strain on our financial, technical, operational and management resources. As we expand our activities and increase the number of projects we are evaluating or in which we participate, there will be additional substantial demands on these resources. Further, we may be required to respond to any expansion of our activities in a relatively short period of time in order to meet the demands created by the expansion of these activities, the growth of our business and our drilling objectives. The failure to timely upgrade our technical, administrative, operating and financial control systems or the occurrence of unexpected expansion difficulties, including the recruitment and retention of experienced managers, geoscientists and engineers, could have a material adverse effect on our business, financial condition and results of operations and our ability to timely execute our business plan. If we are unable to implement these actions in a timely manner, our results and the growth of our business may be adversely affected.

We are dependent on our key executives and may not be able to hire and retain key employees to fully implement our business strategy.

Our success will depend largely on our senior management, which includes, among others, Michael R. McElwrath, our chief executive officer, and Bruce N. Huff, our chief financial officer. As we grow our business, we must attract, retain and integrate additional experienced managers, geoscientists and engineers in order to successfully operate and grow our businesses. The number of available, qualified personnel in the oil and gas industry to fill these positions may be limited. Our inability to attract, retain and integrate these additional personnel or the loss of the services of any of our senior executives or key employees could delay or prevent us from fully implementing our business strategy and could significantly and negatively affect our business.

We are exposed to foreign currency risk.

In recent years, the Chinese government had fixed the exchange rate between U.S. dollars and Chinese Yuan, and consequently, we had experienced no fluctuations in the value of goods and services we purchase in China because of currency exchange. However, in July 2005, the Chinese government began to permit the Chinese Yuan to float against the U.S. dollar. All of our costs to operate our Chinese offices are paid in Chinese Yuan. Our exploration costs in China may be incurred under contracts denominated in Chinese Yuan or U.S. dollars. If the value of the U.S. dollar falls in relation to the Chinese Yuan, the cost to us of funding our Chinese operations would rise because more dollars would be required to fund the same expenditures in Yuan. Conversely, if the value of the U.S. dollar rises in relation to the Chinese Yuan, the change in exchange rates would decrease our dollar cost to fund operations in China.

To date, we have not engaged in hedging activities to hedge our foreign currency exposure. In the future we may enter into hedging instruments to manage our foreign currency exchange risk or continue to be subject to exchange rate risk. However, we may not be successful in reducing foreign currency exchange risks, and as a result, we may from time to time experience losses resulting from fluctuations in the value of the Chinese Yuan.

We risk the effects of general economic conditions in China.

Any CBM sales we secure could be adversely affected by a sustained economic recession in China. As our operations and end user markets are primarily in China, a sustained economic recession in that country could result in lower demand or lower prices for the natural gas to be produced by us.

We are not diversified and we concentrate on one industry.

Our business strategy will concentrate in exploration and development of coalbed methane gas in China. There is an inherent risk in not having a diverse base of properties in exploration and development, because we will not have alternate sources of revenue if we are not successful with our current exploration and development activities. As we will invest substantially all of our assets in this market, we may be more affected by any single adverse economic, political or regulatory event than a more diversified entity. Our failure in the exploration and development of CBM property rights in China would have a material adverse affect on our business.

We may depend on a few customers.

At present, we have no coalbed methane gas sales contracts pending. As we may only contract with a small number of entities that will purchase any gas we may produce, losing any such potential contract or client would have a material negative impact on our business.

If we borrow money to expand our business, we will face the risks of leverage.

We anticipate that we may in the future incur debt for financing our growth. Our ability to borrow funds will depend upon a number of factors, including the condition of the financial markets. The risk of loss in such circumstances is increased because we would be obligated to meet fixed payment obligations on specified dates regardless of our revenue. If we do not meet our debt service payments when due, we may sustain the loss of our equity investment in any of our assets securing such debt upon the foreclosure on such debt by a secured lender.

We may not be able to develop a proven reserve base.

Our future success will depend upon our ability to find and develop CBM reserves. Any CBM reserves that we develop will decline as CBM production occurs. To develop reserves and production, we must implement our exploration, development and production programs and identify and produce previously overlooked or by-passed zones and shut-in wells. Our current strategy is to develop a reserve base, production and cash flow through the development of CBM fields in our Shanxi Province and Yunnan Province projects. We can give no assurance that our planned exploration and development activities will result in any reserves or that we will have any success in discovering and producing reserves at economical exploration and development costs.

Risk Related to the Oil & Gas Industry

The volatility of natural gas and oil prices could harm our business.

Our future revenues, profitability and growth and the carrying value of the oil and gas properties depend to a large degree on prevailing oil and gas prices. Commercial lending sources are not currently available to us because of our lack of operating history or income. Our ability to borrow and to obtain additional equity funding on attractive terms also substantially depends upon oil and gas prices. Prices for oil and gas are subject to large fluctuations in response to relatively minor changes in the supply and demand for oil and gas, uncertainties within the market and a variety of other factors beyond our control. These factors include weather conditions in China, the condition of the Chinese economy, the activities of the Organization of Petroleum Exporting Countries, governmental regulation, political stability in the Middle East and elsewhere, the foreign supply of oil and gas, the price of foreign imports and the availability of alternative fuel sources. The prices for oil and natural gas production have varied substantially over time and may in the future decline, which would adversely affect us and consequently, our stockholders. Prices for oil and natural gas have been and are likely to remain extremely unstable.

We may not be able to successfully compete with rival companies.

The energy industry is highly competitive in all its phases. Competition is particularly intense with respect to the acquisition of desirable producing properties, the acquisition of coalbed methane prospects suitable for enhanced production efforts, and the hiring of experienced personnel. Our competitors in coalbed methane acquisition, development, and production include major integrated oil and gas companies in addition to substantial independent energy companies. Many of these competitors possess and employ financial and personnel resources substantially greater than those that are available to us and may be able to pay more for desirable producing properties and prospects and to define, evaluate, bid for, and purchase a greater number of producing properties and prospects than we can. Our financial or personnel resources to generate revenues in the future will depend on our ability to select and acquire suitable producing properties and prospects in competition with these companies.

The production and producing life of wells is uncertain and production will decline.

It is not possible to predict the life and production of any well. The actual lives could differ from those anticipated. Sufficient coalbed methane may not be produced for us to receive a profit or even to recover our initial investment. In addition, production from our CBM gas wells, if any, will decline over time, and does not indicate any consistent level of future production.

We may suffer losses or incur liability for events for which the operator of a property or we have chosen not to obtain insurance.

Our operations are subject to hazards and risks inherent in producing and transporting oil and natural gas, such as fires, natural disasters, explosions, pipeline ruptures, spills, and acts of terrorism, all of which can result in the loss of hydrocarbons, environmental pollution, personal injury claims and other damage to our properties and others. The occurrence of any of these events could result in the following:

•	Substantial losses due to injury and loss of life,

•	Severe damage to and destruction of property, natural resources and equipment,

•	Pollution and other environmental damage,

•	Clean-up responsibilities, and

•	Regulatory investigation and penalties and suspension of operations.

As protection against operating hazards, we maintain insurance coverage against some, but not all, potential losses. In addition, we believe any operators of properties in which we have or may acquire an interest will maintain similar insurance coverage. The occurrence of an event that is not covered, or not fully covered, by insurance could have a material adverse effect on our business, financial condition and results of operations.

Environmental hazards and liabilities may adversely affect us and result in liability.

There are numerous natural hazards involved in the drilling of CBM wells, including unexpected or unusual formations, pressures, blowouts involving possible damages to property and third parties, surface damages, bodily injuries, damage to and loss of equipment, reservoir damage and loss of reserves. We could also be liable for environmental damages caused by previous property owners. As a result, substantial liabilities to third parties or governmental entities may be incurred which could have a material adverse effect on our financial condition and results of operations.

We maintain insurance coverage for our operations in amounts we deem appropriate, but we do not believe that insurance coverage for environmental damages that occur over time, or complete coverage for sudden and accidental environmental damages, is available at a reasonable cost. Accordingly, we may be subject to liability or may lose the privilege to continue exploration or production activities upon substantial portions of our properties if certain environmental damages occur. The insurance coverage we do maintain may also be insufficient. In that event, our assets would be utilized to pay personal injury and property damage claims and the costs of controlling blowouts or replacing destroyed equipment rather than for additional drilling activities.

We face substantial governmental regulation and environmental risks.

Our business is subject to various laws and regulations that may be changed from time to time in response to economic or political conditions. Matters subject to regulation include the following:

•	Discharge permits for drilling operations,

•	Drilling bonds,

•	Reports concerning operations,

•	The spacing of wells,

•	Unitization and pooling of properties,

•	Taxation, and

•	Environmental protection.

Regulatory agencies may also impose price controls and limitations on production by restricting the rate of flow of oil and gas wells below actual production capacity in order to conserve oil and gas.

We are subject to environmental regulation that can materially adversely affect the timing and cost of our operations.

Our exploration and proposed production activities are subject to certain laws and regulations relating to environmental quality and pollution control. Our operations in China are governed by production sharing contracts between CUCBM and us and the Shanxi farmout agreements. We are subject to the laws, decrees, regulations and standards on environmental protection and safety promulgated by the Chinese government. Various government laws and regulations concerning the discharge of incidental materials into the environment, the generation, storage, transportation and disposal of waste or otherwise relating to the protection of public health, natural resources, wildlife and the environment, affect our current exploration efforts and future development, processing and production operations and the costs related to them. This consists of obtaining environmental permits to conduct seismic acquisition, drilling or construction activities. Such regulations also typically include requirements to develop emergency response plans, waste management plans, environmental plans and spill contingency plans.

Existing environmental laws and regulations may be revised or new laws and regulations may be adopted or become applicable to us. Revised or additional laws and regulations that result in increased compliance costs or additional operating restrictions, particularly if those costs are not fully recoverable from insurance or our customers, could have a material adverse effect on our business, financial condition or results of operations.

The unavailability or high cost of drilling rigs, equipment, supplies, personnel and oil field services could adversely affect our ability to execute our exploration and exploitation plans on a timely basis and within our budget.

Shortages or the high costs of drilling rigs, equipment, supplies or personnel could delay or adversely affect our exploration and exploitation operations, which could have a material adverse effect on our business, financial condition or results of operations. If the unavailability or high cost of rigs, equipment, supplies or personnel were particularly severe in China, we could be materially and adversely affected.

Risks Relating to our Securities

The SEC is currently investigating whether anyone has manipulated the price of our stock, profited from selling stock at artificially high prices and failed to file the appropriate SEC ownership forms.

In December 2003, we learned that we are the subject of an investigation by the SEC. We understand that the SEC may be investigating whether anyone has issued false or misleading statements in connection with purchases and sales of our common stock, whether anyone has profited from selling stock at artificially high prices due to the manipulative statements, and whether any individual or group has failed to file ownership reports with the SEC as required for 10% or more beneficial owners under Section 16 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, or failed to file ownership reports with the SEC as required for 5% or more beneficial owners under Section 13 of the Exchange Act. Management does not know of any acquisitions in excess of 5% of its outstanding shares, except for those described in previous filings with the SEC under Section 13 and Section 16 of the Exchange Act. We have supplied information to the SEC in response to their information requests, including, but not limited to, information on record ownership, stock transfers, sales of our securities and board of director and committee meetings, and we intend to continue to cooperate with their investigation. We do not know what the outcome of their investigation may be.

The Exchange Act and SEC rules require that a person or group of persons who acquire beneficial ownership of more than 5% of a class of equity securities that are registered under the Exchange Act must report their holdings in a Schedule 13D within 10 days after they become 5% stockholders, and must thereafter report changes in their beneficial ownership of their securities. In addition, Section 16(a) of the Exchange Act generally requires that beneficial owners of more than 10% of a class of stock that is registered under the Exchange Act report changes in their holdings within 48 hours of an acquisition or disposition of securities.

If a person or group owns a large block of stock of a publicly traded company, particularly if that stock is not subject to restrictions on its purchase and sale on the open market, there is a risk that the person or group could sufficiently control the market for the stock to drive the stock’s trading price up or down, and thereby the undisclosed control group could reap trading profits at the expense of other public investors. In addition, Schedule 13D requires owners of a control group of stock to disclose their intentions with respect to management or control of the company. If an undisclosed group owns or obtains control of a block of our stock sufficient to control our company, they could change the management and direction of our company in ways we cannot predict.

We have registered for resale a substantial amount of our outstanding shares of common stock and shares of common stock underlying warrants and options on registration statements, and shares of our common stock that cannot currently be traded without restriction may become eligible for trading in the future. We cannot predict the effect future sales of our common stock will have on the market price of our common stock.

On March 1, 2006, we had 97,515,204 shares of common stock outstanding and 22,305,715 shares of common stock subject to options and warrants. Of our outstanding shares, 49,918,813, or 51.2%, were “restricted stock” subject to resale restrictions. Additionally, 22,305,715 shares underlying options and warrants are “restricted stock.” Of these shares of common stock subject to resale restrictions, 41,275,976 shares of our common stock, consisting of outstanding shares and shares underlying warrants and options, have been registered for resale on registration statements and will not be subject to the resale restrictions during the effectiveness of the applicable registration statement. Further, our shares of restricted stock will be available for trading in the future, so long as all the requirements of Rule 144, promulgated under the Securities Act of 1933, as amended, or the Securities Act, are met.

We cannot predict the effect, if any, that future sales of our common stock will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of common stock, such as the outstanding securities registered pursuant to the registration statements, or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock.

We do not currently intend to pay dividends on our common stock.

We currently intend to retain any profits to fund the development and growth of our business. As a result, we have not paid dividends on our common stock and our board of directors currently does not intend to declare dividends or make any other distributions on our common stock in the foreseeable future. Consequently, it is uncertain when, if ever, we will declare dividends to our common stockholders.

The value of our securities could be volatile.

The value of our securities will likely fluctuate significantly in response to the following factors, some of which are beyond our control:

•	Variations in our quarterly operating results;

•	Changes in market valuations of oil and gas companies;

•	Announcements by us of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	Additions or departures of key personnel;

•	Future sales of our securities;

•	Stock market price and volume fluctuations attributable to inconsistent trading volume levels of our common stock; and

•	Commencement of or involvement in litigation.

In addition, the trading volume of our common stock is relatively small, and the market for our common stock may not be able to efficiently accommodate significant trades on any given day. As a result, sizable trades of our common stock may cause volatility in the market price of our common stock to a greater extent than in more actively traded securities. These broad fluctuations may adversely affect the market price of our common stock.

Trading in our common stock is limited and sporadic, and a significant market for our common stock may not develop.

Our common stock is currently eligible for trading only on the OTCBB. While there currently exists a limited and sporadic public trading market for our common stock, the price paid for our common stock and the amount of common stock traded are volatile. Furthermore, although we have submitted an application to list our common stock on the American Stock Exchange, or AMEX, there can be no guarantee that our common stock will meet the AMEX listing and qualification requirements and that such application will be accepted by AMEX. We cannot assure or guarantee you that the trading market for our common stock will improve or develop further, and as a result, the liquidity of our common stock may be reduced and you may not recover any of your investment.

We may issue our capital stock without the consent of stockholders. The issuance of any additional equity securities would further dilute our stockholders.

Our board of directors has the authority, without further action by the stockholders, to issue up to 500.0 million shares of preferred stock in one or more series and to designate the rights, preferences, privileges and restrictions of each series. We also have 500.0 million shares of common stock authorized under our charter documents, of which 97.5 million shares are issued and outstanding as of March 1, 2006. The issuance of preferred stock could have the effect of restricting dividends on the common stock or delaying or preventing our change in control without further action by the stockholders. In addition, we may issue additional shares of common stock in connection with capital raising activities. The issuance of additional common stock would also have a dilutive impact on our stockholders’ ownership interest in our company.

Investor profits, if any, may be limited for the near future.

We have never paid a cash dividend on our common stock. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Accordingly, investors in our common stock may not derive any profits from their investment in us for the foreseeable future, other than through any price appreciation of our common stock that may occur. Further, any appreciation in the price of our common stock may be limited or nonexistent as long as we continue to have operating losses.

Because our common stock may be subject to the “penny stock” regulations, its liquidity may be reduced.

Generally, penny stocks are equity securities with a price less than $5.00 which are not quoted on a national exchange or which are not covered by other exemptions. Our common stock is subject to the penny stock regulations because it is quoted on the OTCBB. The penny stock rules require a broker/dealer to deliver, prior to a transaction in a penny stock, a standardized risk disclosure document prescribed by the SEC and to provide the potential purchaser of penny stock with the following information:

•	Information about penny stocks;

•	The nature and level of risk in the penny stock market;

•	The bid and offer quotations for the stock; and

•	Other burdensome and detailed information.

Those delivery and disclosure requirements tend to reduce the level of interest of broker/dealers in dealing with penny stocks, which could have the effect of reducing the level of trading activity in the secondary market for our common stock during the time that our common stock is subject to the penny stock regulations. If the price of our common stock remains below $5.00 and we are not subject to any other exemptions, the penny stock regulations could reduce the liquidity of our common stock and make it more difficult for investors to sell our common stock.

FORWARD-LOOKING STATEMENTS

This prospectus and documents incorporated by reference herein include forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21B of the Securities Exchange Act of 1934, as amended, or the Exchange Act. All statements other than statements of historical facts contained or incorporated by reference in this prospectus, including statements regarding our future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements are subject to a number of known and unknown risks, uncertainties and assumptions described in this prospectus.

Although we believe that the expectations reflected in these forward-looking statements are reasonable, there can be no assurance that the actual results or developments we anticipate will be realized or, even if substantially realized, that they will have the expected effects on our business or operations. Actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from those projected in such forward-looking statements include: our lack of operating history; limited and potentially inadequate management of our cash resources; risk and uncertainties associated with exploration, development and production of coalbed methane; expropriation and other risks associated with foreign operations; matters affecting the energy industry generally; lack of availability of oil and gas field goods and services; environmental risks; drilling and production risks; changes in laws or regulations affecting our operations, as well as other risks described or incorporated by reference in this prospectus and subsequent filings with the SEC.

When you consider these forward-looking statements, you should keep in mind these risk factors and the other cautionary statements in this prospectus. Our forward-looking statements speak only as of the date made. All subsequent oral and written forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. We assume no obligation to update any of these statements.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act can also be accessed free of charge by linking directly from our website at www.fareastenergy.com under the “Investor Relations—SEC Filings” caption to the SEC’s Edgar Database. These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our website is not part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

For purposes of this prospectus, the SEC allows us to “incorporate by reference” certain information we have filed with the SEC, which means that we are disclosing important information to you by referring you to other information we have filed with the SEC. The information we incorporate by reference is considered part of this prospectus. We specifically are incorporating by reference the following documents filed with the SEC (excluding those portions of any Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K):

•	Our Annual Report on Form 10-K for the year ended December 31, 2005;

•	Our Current Report on Form 8-K filed on January 5, 2006 and on March 17, 2006; and

•	The description of our common stock contained in our Registration Statement on Form 10-SB12G/A, filed with the SEC on May 16, 2001, pursuant to Section 12 of the Exchange Act, including all amendments and reports filed for the purpose of updating such description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all documents that are incorporated by reference into this prospectus, but not delivered with the prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. You should direct written requests to: Secretary, Far East Energy Corporation, 400 North Sam Houston Parkway East, Suite 205, Houston, Texas 77060, or you may call us at (832) 598-0470.

UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENT

On February 2, 2005, we entered into a purchase and sale agreement, or the Purchase Agreement, for the sale of our oil and gas leasehold interests and other property interests in Montana. As a condition to the sale of our Montana properties, we acquired certain overriding royalty interests in adjoining acreage for $100,000, which were also sold under the terms of the Purchase Agreement. The transaction closed on February 2, 2005. At the closing, we received gross proceeds of $1,135,000 from the sale of the Montana properties (including the overriding royalty interests) described above. We were responsible for the payment of expenses and related accounts payable attributable to the Montana properties to the extent they relate to the time prior to February 2, 2005. No additional accounts payable were identified and no additional claims have been made. We recorded a gain of $8,000 on the sale of the Montana properties in the second quarter of 2005.

The accompanying unaudited pro forma statement of operations is based on our historical consolidated financial statements for the year ended December 31, 2005, adjusted for the effects of the sale of our Montana properties. The unaudited pro forma statement of operations is presented as if the disposition had occurred at the beginning of the relevant period. The unaudited pro forma financial statement should be read in conjunction with the historical audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2005 incorporated by reference into this prospectus. The unaudited pro forma financial statement should not be construed to be indicative of future results or results that actually would have occurred had the transaction occurred on the dates presented.

FAR EAST ENERGY CORPORATION

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended December 31, 2005

	Historical	Pro Forma Adjustment	Notes		As Adjusted
Revenues	$—	$—			$—

Operating expenses:
Geologic and engineering services	69,000	(1,000)	(a	)	68,000
Exploration costs	2,418,000	—			2,418,000
Impairment loss	—	—			—
Other consulting and professional services	1,181,000	—			1,181,000
Compensation	1,478,000	—			1,478,000
Stock compensation	387,000	—			387,000
Travel	461,000	—			461,000
Legal and accounting	1,426,000	—			1,426,000
General and administrative	1,142,000	—			1,142,000

Total operating expenses	8,562,000	(1,000)			8,561,000
Other Income	(270,000)	(8,000)	(b	)	(262,000)

Loss before income taxes	(8,292,000)	(7,000)			(8,299,000)
Income taxes	—	(2,000)	(c	)	2,000

Net loss	$(8,292,000)	$(5,000)			$(8,297,000)

Earnings per share—basic and diluted	$(0.10)				$(0.10)

Weighted average number of shares—basic and diluted	82,464,902				82,464,902

(a)	To reflect the reduction in leasehold cost expense as a result of the sale of the Montana properties.
(b)	To reflect the reduction in gain on sale of the Montana properties.
(c)	To reflect income taxes related to income statement adjustments at various statutory tax rates averaging 30%, which is not our effective tax rate.

USE OF PROCEEDS

Unless we state otherwise in the applicable prospectus supplement, we expect to use the net proceeds from the sale of the securities offered by us for general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows our ratio of earnings to fixed charges for each of the periods indicated since 2002. For purposes of computing the following ratios, earnings consist of net income before income tax expense plus fixed charges to the extent that such charges are included in the determination of earnings. Fixed charges consist of interest, amortization of debt issuance costs and the estimated interest portion of our operating leases.

	Fiscal Year Ended December 31, 2005	Fiscal Year Ended December 31, 2004	Fiscal Year Ended December 31, 2003	Fiscal Year Ended December 31, 2002
Ratio of earnings to fixed charges	(1)	(1)	(1)	(1)

(1)	Earnings were inadequate to cover fixed costs by $8,292,000 in 2005, $8,004,000 in 2004, $7,217,000 in 2003 and $2,130,000 in 2002.

DESCRIPTION OF CAPITAL STOCK

The below discussion of our capital stock, our Articles of Incorporation and our Amended and Restated Bylaws is only a summary and is not complete. For more information regarding our capital stock which may be offered by this prospectus, please refer to the applicable prospectus supplement, our Articles of Incorporation and our Amended and Restated Bylaws which are filed as exhibits to the registration statement of which this prospectus forms a part and which are incorporated herein by reference, and, if applicable, any certificate of designation establishing a series of preferred stock, which will be filed with the SEC as an exhibit to or incorporated by reference in the registration statement at or prior to the time of the issuance of that series of preferred stock.

General

Our Articles of Incorporation, as amended, authorize the issuance of up to 500,000,000 shares of common stock, par value $0.001 per share, and up to 500,000,000 shares of preferred stock, par value $0.001 per share. As of March 1, 2006, 97,515,204 shares of common stock were issued and outstanding excluding 11,496,715 shares issuable upon exercise of warrants and 10,809,000 shares issuable upon exercise of outstanding options, and no shares of preferred stock were issued and outstanding.

Transfer Agent and Registrar

Our registrar and transfer agent is Corporate Stock Transfer, Inc. located at 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209.

Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. Our directors are elected by a plurality. Holders of common stock do not have cumulative voting rights. Accordingly, the holders of a majority of the voting power of the shares voting for the election of our board of directors can elect all of the directors if they choose to do so. Unless our Articles of Incorporation, our

Amended and Restated Bylaws, the Nevada Revised Statutes, any rules or regulations applicable to us or our securities or other applicable law provide for a different proportion, action by the stockholders entitled to vote on other matters will be approved by the stockholders if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action. Holders of common stock are entitled to receive proportionately any dividends that may be declared by our board of directors, subject to preferential dividend rights of outstanding preferred stock, if any. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to receive proportionately any of our assets remaining after the payment of liabilities and subject to the prior rights of outstanding preferred stock, if any. Holders of common stock have no preemptive, sinking fund, redemption or conversion rights.

Special Meetings of Stockholders

Our Amended and Restated Bylaws provide that special meetings of stockholders may be called by the chairman of our board of directors or by our chief executive officer, if any, or if there is no chairman of the board of directors and no chief executive officer, then by our president. Stockholders have no right to request or call a special meeting.

No Action Without A Meeting.

No action may be taken by the stockholders except at an annual or special meeting of stockholders called and noticed in the manner required by our Amended and Restated Bylaws. The stockholders may not take action by written consent.

Preferred Stock

Our board of directors has the authority, without further action by the stockholders, to issue up to 500,000,000 shares of preferred stock in one or more series and to designate the rights, preferences, privileges and restrictions of each series. The issuance of preferred stock could have the effect of restricting dividends on common stock, diluting the voting power of common stock, impairing the liquidation rights of common stock or delaying or preventing our change in control without further action by the stockholders.

We will include in a supplement to this prospectus the terms relating to any series of preferred stock being offered.

These terms will include some or all of the following:

•	the distinctive title of such preferred stock;

•	the number of shares offered;

•	the initial offering price;

•	any liquidation preference per share;

•	any dividend rights and the specific terms relating to those dividend rights, including the applicable dividend rate, period and/or payment date;

•	the date from which dividends on such preferred stock will accumulate, if applicable;

•	whether the shares of preferred stock may be issued at a discount below their liquidation preference, and material United States federal income tax, accounting and other considerations applicable to that preferred stock;

•	whether and upon what terms we or a holder of preferred stock can elect to pay or receive dividends, if any, in cash or in additional shares of preferred stock, and material United States federal income tax, accounting and other considerations applicable to any additional shares of preferred stock paid as dividends;

•	whether and upon what terms the shares will be redeemable;

•	whether and upon what terms the shares will have a sinking fund to be used to purchase or redeem the shares of any series;

•	whether and upon what terms the shares will be convertible into common stock or exchangeable for debt securities, including the conversion price or exchange rate, as applicable;

•	the relative priority of such shares to other series of preferred stock with respect to rights and preferences;

•	the limitations, if any, on the issue of any additional series of preferred stock ranking senior to or on a parity with that series of preferred stock as to dividend rights and rights upon our liquidation, or dissolution or the winding up of our affairs;

•	any voting rights;

•	whether or not the shares are or will be listed on any securities exchange or quoted on an automated quotation system;

•	a discussion of Federal income tax considerations applicable to the shares; and

•	any additional terms, preferences, rights, limitations or restrictions applicable to the shares.

The preferred stock will have no preemptive rights. All of the preferred stock, upon payment in full of such shares, will be fully-paid, validly issued and non-assessable.

DESCRIPTION OF DEPOSITARY SHARES

We may, at our option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. In the event we exercise this option, we will issue receipts for depositary shares, each of which will represent a fraction, to be described in an applicable prospectus supplement, of a share of a particular series of preferred stock. The preferred stock represented by depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us and having its principal office in the United States and having a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable preferred stock or fraction thereof represented by the depositary share, to all of the rights and preferences of the preferred stock represented thereby, including any dividend, voting, redemption, conversion and liquidation rights. The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement.

The particular terms of the depositary shares offered by any prospectus supplement will be described in the prospectus supplement, which will also include a discussion of certain U.S. federal income tax consequences.

A copy of the form of deposit agreement, including the form of depositary receipt, will be included as an exhibit to the registration statement of which this prospectus is a part.

DESCRIPTION OF DEBT SECURITIES

The debt securities we may offer pursuant to this prospectus will be general unsecured obligations of the Company and will be senior, senior subordinated or subordinated debt. In this description, references to “Far East Energy Corporation,” “we,” “us” or “our” refer only to Far East Energy Corporation and not to any of our subsidiaries. Our unsecured senior debt securities, unsecured senior subordinated debt securities and unsecured subordinated debt securities will be issued under separate indentures to be entered into by us and a trustee to be named in a prospectus supplement. We also may appoint a trustee for one or more series of senior debt securities that we may issue under the indenture.

Forms of the senior indenture, the senior subordinated debt indenture and the subordinated debt indenture are filed as exhibits to the registration statement of which this prospectus is a part and are incorporated by reference into this prospectus. You should refer to the applicable indenture for more specific information.

The senior debt securities will rank equally with each other and with all of our other unsecured and unsubordinated indebtedness. Our senior debt securities will effectively be subordinated to our secured indebtedness, including amounts we have borrowed under any secured revolving or term credit facility, and the liabilities of our subsidiaries.

The senior subordinated debt securities will be subordinate and junior in right of payment, as more fully described in an indenture and in any applicable supplement to the indenture, to the senior indebtedness designated in such indenture or supplemental indenture. The subordinated debt securities will be subordinate and junior in right of payment, as more fully described in an indenture and in any applicable supplement to the indenture, to all of our senior and senior subordinated indebtedness.

We will include in a supplement to this prospectus the specific terms of each series of the debt securities being offered.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase common stock, preferred stock and debt securities. Each warrant will entitle the holder to purchase for cash a number of shares of common stock or preferred stock or the principal amount of debt securities at the exercise price as will in each case be described in, or can be determined from, the applicable prospectus supplement relating to the offered warrants. Warrants may be issued independently or together with any securities and may be attached to or separate from the securities. The warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent. You should read the particular terms of the warrants, which will be described in more detail in the applicable prospectus supplement. The particular terms of any warrants offered by any prospectus supplement, and the extent to which the general provisions summarized below may apply to the offered securities, will be described in the prospectus supplement.

The applicable prospectus supplement will describe the terms of warrants we offer, the warrant agreement relating to the warrants and the certificates representing the warrants, including, to the extent applicable:

•	the title of the warrants;

•	the aggregate number of warrants;

•	the price or prices at which the warrants will be issued;

•	the currency or currencies, including composite currencies or currency units, in which the price of the warrants may be payable;

•	the designation, number or aggregate principal amount and terms of the securities purchasable upon exercise of the warrants, and the procedures and conditions relating to the exercise of the warrants;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

•	the designation and terms of any related securities with which the warrants are issued, and the number of the warrants issued with each security;

•	the currency or currencies, including composite currencies or currency units, in which any principal, premium, if any, or interest on the securities purchasable upon exercise of the warrants will be payable;

•	the date, if any, on and after which the warrants and the related securities will be separately transferable;

•	the maximum or minimum number of the warrants which may be exercised at any time;

•	any other specific terms of the warrants; and

•	if necessary, a discussion of material U.S. federal income tax considerations.

DESCRIPTION OF STOCK PURCHASE CONTRACTS

We may issue stock purchase contracts representing contracts obligating holders to purchase from us, and us to sell to the holders, a specified or varying number of shares of our common stock, preferred stock or depository shares at a future date or dates. Alternatively, the stock purchase contracts may obligate us to purchase from holders, and obligate holders to sell to us, a specified or varying number of shares of common stock, preferred stock or depositary shares. The price per share of our common stock, preferred stock or depository shares and number of shares of our common stock may be fixed at the time the stock purchase contracts are entered into or may be determined by reference to a specific formula set forth in the stock purchase contracts.

The applicable prospectus supplement will describe the terms of any stock purchase contract. The stock purchase contracts will be issued pursuant to documents to be issued by us. You should read the particular terms of the documents, which will be described in more detail in the applicable prospectus supplement.

DESCRIPTION OF UNITS

We may issue units of securities consisting of one or more stock purchase contracts, warrants, debt securities, common stock, preferred stock, depositary shares or any combination thereof. The applicable prospectus supplement will describe the terms of any units and the securities comprising the units, including whether and under what circumstances the securities comprising the units may or may not be traded separately. The units will be issued pursuant to documents to be issued by us. You should read the particular terms of the documents, which will be described in more detail in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may sell the securities covered by this prospectus in any one or more one of the following ways (or in any combination) from time to time:

•	to or through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser; or

•	through agents.

In addition, we may enter into derivative or other hedging transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with such a transaction the third parties may, pursuant to this prospectus and the applicable prospectus supplement, sell securities covered by this prospectus and applicable prospectus supplement. If so, the third party may use securities borrowed from others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and the applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.

We may also sell securities short using this prospectus and deliver securities covered by this prospectus to close out such short position, or loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus.

The applicable prospectus supplement will set forth the terms of the offering of the securities covered by this prospectus, including:

•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them, if any;

•	the initial public offering price of the securities and the proceeds to us and any discounts, commissions or concessions or other items constituting compensation allowed, reallowed or paid to underwriters, dealers or agents, if any; and

•	the securities exchanges on which the securities may be listed, if any.

Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers or agents may be changed from time to time.

Our offered securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. If any underwriter or underwriters are utilized in the sale of the offered securities, unless otherwise indicated in the prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters with respect to a sale of offered securities will be obligated to purchase all such offered securities of a series if any are purchased. We may grant to the underwriters options to purchase additional offered securities, to cover over-allotments, if any, at the public offering price (with additional underwriting discounts or commissions), as may be set forth in the prospectus supplement relating thereto. If we grant any over-allotment option, the terms of such over-allotment option will be set forth in the prospectus supplement relating to such offered securities.

Underwriters or the third parties described above may offer and sell the offered securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities.

If indicated in an applicable prospectus supplement, we may sell the securities through agents from time to time. Any applicable prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Unless otherwise indicated in such prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the offered securities so offered or sold.

If a dealer is utilized in the sales of offered securities in respect of which this prospectus is delivered, we will sell such offered securities to the dealer as principal. The dealer may then resell such offered securities to the public at varying prices to be determined by such dealer at the time of resale.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Any delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the applicable prospectus supplement will set forth any commissions we pay for solicitation of these delayed delivery contracts and the date when we will demand payment and delivery of the securities under the delayed delivery contract.

Each underwriter, dealer and agent participating in the distribution of any offered securities that are issuable in bearer form will agree that it will not offer, sell, resell or deliver, directly or indirectly, offered securities in bearer form in the United States or to United States persons except as otherwise permitted by Treasury Regulations Section 1.163-5(c)(2)(i)(D).

Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as such term is defined in the Securities Act, in connection with the offered securities remarketed thereby.

Offers to purchase offered securities may be solicited directly by us and the sale thereof may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the related prospectus supplement.

To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. These may include over-allotment, stabilization, syndicate short covering transactions and penalty bids. These transactions may cause the price of the securities sold in an offering to be higher than it would otherwise prevail in the open market. If commenced, the underwriter may discontinue these activities at any time.

Any underwriters, brokers, dealers or agents that participate in the distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions.

Underwriters, dealers, agents, remarketing firms and other third parties described above may be entitled to indemnification by us against certain civil liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers, agents or others may be required to make in respect thereof. Underwriters, dealers, agents and such other third parties may be customers of, engage in transactions with, or perform services for us in the common course of business.

Any securities issued hereunder may be new issues of securities with no established trading market. Any underwriters or agents to or through whom such securities are sold for public offering and sale may make a market in such securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. We may elect to list any series of offered securities on an exchange, but, unless otherwise specified in the applicable prospectus supplement, we will not be obligated to do so. No assurance can be given as to the liquidity of the trading market for any such securities.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, certain legal matters will be passed upon for us by Kummer Kaempfer Bonner Renshaw & Ferrario, Las Vegas, Nevada and/or Baker & McKenzie LLP, Dallas, Texas. Additional legal matters may be passed on for us, or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

Our consolidated financial statements appearing in our annual report on Form 10-K for the year ended December 31, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included therein, have been audited by our independent registered public accounting firm, Payne Falkner Smith & Jones, P.C., as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements and management’s assessment are, and audited financial statements and management’s assessments of the effectiveness of internal control over financial reporting to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Payne Falkner Smith & Jones, P.C. pertaining to such financial statements and management’s assessments (to the extent covered by consents filed with the SEC) given on the authority of such firm as experts in accounting and auditing.

Far East Energy Corporation
— Partners in Clean Energy

Common Stock

Preferred Stock

Depositary Shares

Debt Securities

Warrants

Stock Purchase Contracts and

Units

P R O S P E C T U S

                        , 2006

We have not authorized any dealer, salesperson or any other person to give you written information other than this prospectus or to make any representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of any offer to buy these securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder shall create an implication that the information contained herein or the affairs of Far East Energy Corporation have not changed since the date hereof.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth anticipated costs and expenses (other than the underwriting discounts and commissions) payable by the company in connection with a distribution of securities registered hereby. All amounts are estimates except the SEC registration fee.

SEC registration fee	$16,050
Printing and engraving costs	50,000
Legal fees and expenses	50,000
Accounting fees and expenses	5,000
Blue sky fees and expenses	35,000
Trustee’s fees and expenses	30,000
Miscellaneous	25,000

Total	$211,050

Item 15.	Indemnification of Directors and Officers

Article XI of our Articles of Incorporation limits the liability of our directors and officers. It provides that a director or officer of the company will not be personally liable to the company or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (a) for any breach of the director’s or officer’s duty of loyalty to the company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (c) for any transaction from which the director or officer derived any improper personal benefit. It also provides that any repeal or modification of the foregoing provision will be prospective only, and will not adversely affect any limitation on the personal liability of a director or officer existing at the time of such repeal or modification.

Nevada Revised Statutes Section 78.138 currently provides that a director or officer will not be individually liable unless it is proven that (a) the director’s or officer’s acts or failure to act constituted a breach of his or her fiduciary duties as a director or officer and (b) such breach involved intentional misconduct, fraud or a knowing violation of the law. To the extent that Article XI of our Articles of Incorporation would be deemed to be inconsistent with Section 78.138, the provisions of such statute should control.

Additionally, Nevada Revised Statutes Sections 78.7502 and 78.751 permits us to indemnify our directors and officers as follows:

1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he (a) is not liable pursuant to Section 78.138 of the Nevada Revised Statutes or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to Section 78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he (a) is not liable pursuant to 78.138 of the Nevada Revised Statutes or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines, upon application, that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2 above, or in defense of any claim, issue or matter herein, he must be indemnified by the corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

4. Any discretionary indemnification under subsections 1 and 2 above, unless ordered by a court or advanced pursuant to subsection 5 below, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a)	By the stockholders;

(b)	By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

(c)	If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

(d)	If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

5. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

6. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to Nevada Revised Statutes Section 78.7502 and Section 78.751:

(a)	Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to subsection 1 or 2 above or for the advancement of expenses made pursuant to subsection 5 above, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action; and

(b)	Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Our Amended and Restated Bylaws provide for mandatory indemnification of directors and officers generally consistent with the foregoing provisions of the Nevada Revised Statutes. In addition, we have entered into agreements with our chief executive officer and chief financial officer, which provide for indemnification to the fullest extent allowed by applicable law. We may purchase and maintain insurance on behalf of our directors, officers, employees and agents for any liability asserted against such persons and liability or expenses incurred by such persons in their capacity as a director, officer, employee or agent, or arising out of status as such, whether or not the company has the authority to indemnify such persons against such liability and expenses.

Item 16.	Exhibits

Exhibit Number	Description
1.1*	Form of Underwriting Agreement.

4.1	Articles of Incorporation of the Company, as amended (filed as Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, which was filed on March 15, 2005, and incorporated herein by reference).

4.2	Amended and Restated Bylaws of the Company (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on March 17, 2005, and incorporated herein by reference).

4.3	Specimen common stock certificate (filed as Exhibit 4.5 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, which was filed on March 15, 2005, and incorporated herein by reference).

4.4	Form of Senior Debt Indenture.

4.5*	Form of Senior Debt Securities.

4.6	Form of Senior Subordinated Debt Indenture.

4.7*	Form of Senior Subordinated Debt Securities.

4.8	Form of Subordinated Debt Indenture.

4.9*	Form of Subordinated Debt Securities.

4.10*	Form of Certificate of Designation of Preferred Stock.

4.11*	Specimen preferred stock certificate.

4.12*	Form of Deposit Agreement, including the form of depositary receipt.

4.13*	Form of Warrant Agreement.

4.14*	Form of Warrant Certificate.

4.15*	Form of Stock Purchase Contract.

4.16*	Form of Unit Agreement.

5.1	Legal Opinion of Kummer Kaempfer Bonner Renshaw & Ferrario.

5.2	Legal Opinion of Baker & McKenzie LLP.

12.1	Statement regarding computation of ratio of earnings to fixed charges.

23.1	Consent of Payne Falkner Smith & Jones P.C.

23.2	Consent of Kummer Kaempfer Bonner Renshaw & Ferrario (incorporated by reference to Exhibit 5.1 to this Registration Statement).

23.3	Consent of Baker & McKenzie LLP (incorporated by reference to Exhibit 5.2 to this Registration Statement).

Exhibit Number	Description
24.1	Power of Attorney (included in the signature page to this Registration Statement)

25.1*	Form T-1 Statement of Eligibility under Trust Indenture Act of 1939 of Trustee under Senior Debt Indenture

25.2*	Form T-1 Statement of Eligibility under Trust Indenture Act of 1939 of Trustee under Senior Subordinated Debt Indenture

25.3*	Form T-1 Statement of Eligibility under Trust Indenture Act of 1939 of Trustee under Subordinated Debt Indenture

*	To be filed by amendment or as an exhibit to a report filed under the Securities Exchange Act of 1934 and incorporated by reference into this registration statement.

Item 17.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of a Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of an undersigned Registrant or used or referred to by an undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

(iv) Any other communication that is an offer in the offering made by the Registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted for our directors, officers and controlling persons pursuant to our Articles of Incorporation or Amended and Restated Bylaws, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer, or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the registrant is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Trust Indenture Act of 1939.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on March 22, 2006.

FAR EAST ENERGY CORPORATION

By:	/s/ MICHAEL R. MCELWRATH
Michael R. McElwrath
Chief Executive Officer and President

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael R. McElwrath and Bruce N. Huff and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-and post-effective amendments) to this registration statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/S/ MICHAEL R. MCELWRATH Michael R. McElwrath	Chief Executive Officer, President and Director (Principal Executive Officer)	March 22, 2006

/S/ BRUCE N. HUFF Bruce N. Huff	Chief Financial Officer, Secretary and Treasurer (Principal Financial and Accounting Officer)	March 22, 2006

/S/ JOHN C. MIHM John C. Mihm	Chairman of the Board	March 22, 2006

/S/ THOMAS E. WILLIAMS Thomas E. Williams	Director	March 22, 2006

/S/ DONALD A. JUCKETT Donald A. Juckett	Director	March 22, 2006

/S/ RANDALL D. KEYS Randall D. Keys	Director	March 22, 2006

/S/ TIM WHYTE Tim Whyte	Director	March 22, 2006

EXHIBIT INDEX

Exhibit Number	Description
1.1*	Form of Underwriting Agreement.

4.1	Articles of Incorporation of the Company, as amended (filed as Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, which was filed on March 15, 2005, and incorporated herein by reference).

4.2	Amended and Restated Bylaws of the Company (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on March 17, 2005, and incorporated herein by reference).

4.3	Specimen common stock certificate (filed as Exhibit 4.5 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, which was filed on March 15, 2005, and incorporated herein by reference).

4.4	Form of Senior Debt Indenture.

4.5*	Form of Senior Debt Securities.

4.6	Form of Senior Subordinated Debt Indenture.

4.7*	Form of Senior Subordinated Debt Securities.

4.8	Form of Subordinated Debt Indenture.

4.9*	Form of Subordinated Debt Securities.

4.10*	Form of Certificate of Designation of Preferred Stock.

4.11*	Specimen preferred stock certificate.

4.12*	Form of Deposit Agreement, including the form of depositary receipt.

4.13*	Form of Warrant Agreement.

4.14*	Form of Warrant Certificate.

4.15*	Form of Stock Purchase Contract.

4.16*	Form of Unit Agreement.

5.1	Legal Opinion of Kummer Kaempfer Bonner Renshaw & Ferrario.

5.2	Legal Opinion of Baker & McKenzie LLP.

12.1	Statement regarding computation of ratio of earnings to fixed charges.

23.1	Consent of Payne Falkner Smith & Jones P.C.

23.2	Consent of Kummer Kaempfer Bonner Renshaw & Ferrario (incorporated by reference to Exhibit 5.1 to this Registration Statement).

23.3	Consent of Baker & McKenzie LLP (incorporated by reference to Exhibit 5.2 to this Registration Statement).

24.1	Power of Attorney (included in the signature page to this Registration Statement).

25.1*	Form T-1 Statement of Eligibility under Trust Indenture Act of 1939 of Trustee under Senior Debt Indenture.

25.2*	Form T-1 Statement of Eligibility under Trust Indenture Act of 1939 of Trustee under Senior Subordinated Debt Indenture.

25.3*	Form T-1 Statement of Eligibility under Trust Indenture Act of 1939 of Trustee under Subordinated Debt Indenture.

*	To be filed by amendment or as an exhibit to a report filed under the Securities Exchange Act of 1934 and incorporated by reference into this registration statement.